Exhibit 99.1

Walgreens Boots Alliance and Rite Aid Announce Extension of Merger Agreement End Date

Deerfield, Ill. and Camp Hill, Pa., 20 October 2016 — Walgreens Boots Alliance, Inc. (Nasdaq: WBA) and Rite Aid Corporation (NYSE: RAD) today announced that, in accordance with the terms of their merger agreement dated 27 October 2015, they have mutually agreed to extend the end date of their merger agreement from 27 October 2016 to 27 January 2017. The companies now expect the transaction will close in early calendar 2017.

On 27 October 2015, the companies entered into a definitive agreement under which Walgreens Boots Alliance agreed to acquire all outstanding shares of Rite Aid for $9.00 per share in cash. Under the terms of the merger agreement, either party has the right to extend the end date from 27 October 2016 to 27 January 2017 by delivery of notice to the other.

ENDS

Notes to Editors:

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is the first global pharmacy-led, health and wellbeing enterprise.

The company was created through the combination of Walgreens and Alliance Boots in December 2014, bringing together two leading companies with iconic brands, complementary geographic footprints, shared values and a heritage of trusted health care services through pharmaceutical wholesaling and community pharmacy care, dating back more than 100 years.

Walgreens Boots Alliance is the largest retail pharmacy, health and daily living destination across the USA and Europe. Walgreens Boots Alliance and the companies in which it has equity method investments together have a presence in more than 25* countries and employ more than 400,000* people. The company is a global leader in pharmacy-led, health and wellbeing retail and, together with the companies in which it has equity method investments, has over 13,200* stores in 11* countries as well as one of the largest global pharmaceutical wholesale and distribution networks, with over 390* distribution centers delivering to more than 230,000** pharmacies, doctors, health centers and hospitals each year in more than 20* countries. In addition, Walgreens Boots Alliance is one of the world’s largest purchasers of prescription drugs and many other health and wellbeing products.

The company’s portfolio of retail and business brands includes Walgreens, Duane Reade, Boots and Alliance Healthcare, as well as increasingly global health and beauty product brands, such as No7, Botanics, Liz Earle and Soap & Glory. More company information is available at www.walgreensbootsalliance.com.

* As of 31 August 2016, using publicly available information for AmerisourceBergen.

** For 12 months ending 31 August 2016, using publicly available information for AmerisourceBergen.

Media Relations	Contact
USA / Michael Polzin International / Laura Vergani	+1 847 315 2935 +44 (0)207 980 8585

Investor Relations	Contact
Gerald Gradwell and Ashish Kohli	+1 847 315 2922

About Rite Aid

Rite Aid Corporation (NYSE: RAD) is one of the nation’s leading drugstore chains with nearly 4,600 stores in 31 states and the District of Columbia and fiscal 2016 annual revenues of $30.7 billion. Information about Rite Aid, including corporate background and press releases, is available through the company’s website at www.riteaid.com.

Media Relations	Contact
Ashley Flower	+1 717 975 5718

Investor Relations	Contact
Matt Schroeder	+1 717 214 8867

Cautionary Note Regarding Forward-Looking Statements: All statements in this release that are not historical statements, which include, without limitation, those regarding the pending merger agreement between Walgreens Boots Alliance, Inc. and Rite Aid Corporation and the transactions contemplated thereby and their possible timing and effects, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “pending,” “potential”, “likely,” “preliminary,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “continue,” “synergy,” “on track,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, known or unknown, which could cause actual results to vary materially from those indicated or anticipated. These include, but are not limited to, the outcome of legal and regulatory matters, including with respect to the outcome of discussions with the Federal Trade Commission and otherwise in connection with the pending acquisition of Rite Aid by Walgreens Boots Alliance; the number of stores divested in connection with such pending acquisition and the terms, timing and consummation of such transactions; the risk of unexpected costs, liabilities or delays, changes in management’s assumptions, risks associated with acquisitions, including those relating to the ability to satisfy the closing conditions and consummate the pending acquisition of Rite Aid by Walgreens Boots Alliance and related matters on a timely basis or at all; the risks associated with the integration of complex businesses; and the other risks and uncertainties described in the reports that Walgreens Boots Alliance and Rite Aid have filed with the Securities and Exchange Commission (“SEC”). A further list and description of risks and uncertainties can be found in Item 1A (Risk Factors) in Walgreens Boots Alliance’s Annual Report on Form 10-K for the fiscal year ending 31 August 2015 and its subsequent reports on Form 10-Q as well as Rite Aid’s Annual Report on Form 10-K for the fiscal year ending 27 February 2016 and its subsequent reports on Form 10-Q. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Walgreens Boots Alliance and Rite Aid expressly disclaim any current intention to update publicly any forward-looking statement after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.